Exhibit 23-a




              CONSENT OF INDEPENDENT ACCOUNTANT


We consent to the incorporation by reference in this Registration Statement of NYNEX Corporation on Form S-3, relating to the registration of 367,722 shares of NYNEX
Common Stock, of our report dated February 9, 1994, on our audits of the consolidated financial statements and financial statement schedules of NYNEX Corporation and its subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in the 1993 Annual Report on Form
10-K, as amended, of NYNEX Corporation.

We further consent to the reference to our Firm under the caption "Experts" in the Prospectus which is part of the Registration Statement.










COOPERS & LYBRAND L.L.P.

New York, New York
March 2, 1995